Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Schultze Special Purpose Acquisition Corp. II (the “Company”) on Amendment No. 6 to Form S-1 (File No. 333-254018) of our report dated February 3, 2021, except for the second paragraph of Note 3 as to which the date is June 14, 2021 and the second paragraph of Note 8 as to which the date is September 21, 2021, with respect to our audit of the financial statements of the Company as of January 15, 2021 and for the period from January 1, 2021 (inception) through January 15, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

October 1, 2021